CONTACT: Janine Orf
                                                    Director, Investor Relations
                                                                  (314) 279-5443

                                                    Michele Katz/Connie Bienfait
                                                         Morgen-Walke Associates
                                                          Press: Frank Domondom/
                                                                      Tammy Rose
                                                                  (212) 850-5600

                    MEMC ANNOUNCES CLOSING OF RIGHTS OFFERING

St. Peters, MO, April 19, 1999 - MEMC Electronic Materials, Inc. (NYSE: WFR) today announced the closing of its rights offering. As a result of this transaction, MEMC raised $94 million in equity capital. An additional $106 million was raised in a private placement to VEBA Zweite Verwaltungsgesellschaft mbH (VEBA Zweite) which closed on March 22, 1999, bringing the total in connection with the rights offering and private placement to $200 million.

VEBA Zweite purchased those shares not subscribed for in the rights offering by the other shareholders. As a result of this transaction and the private placement, VEBA Corporation and VEBA Zweite, the Company's majority stockholder group, increased their ownership to 71.8% of MEMC's common shares outstanding. VEBA Corporation and VEBA Zweite are subsidiaries of VEBA AG. VEBA AG (NYSE:
VEB), which is among the largest publicly held industrial corporations in Germany, is engaged in businesses including electricity, chemicals, oil, distribution/logistics, real estate management and telecommunications.

MEMC is a leading producer of silicon wafers in the world. The silicon wafer is the fundamental building block of semiconductors, which, in turn, are found in virtually all electronics applications, including computers, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems, and analytical and defense systems. Headquartered in St. Peters, MO, MEMC operates manufacturing facilities directly or through joint ventures in Italy, Japan, Malaysia, South Korea, Taiwan, and the United States.


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